AIRCRAFT MANAGEMENT AGREEMENT

THIS AIRCRAFT MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as of the 25th day of June 2013, (the "Effective Date") by and between **Duncan Aviation, Inc.** ("Duncan") and **National Education Loan Network, Inc.** ("Nelnet") and **Union Financial Services, Inc.** ("UFS") (Nelnet and UFS being sometimes referred to herein individually as a "Joint Owner" and collectively as the "Joint Owners") and is made with reference to the following:

A. The Joint Owners are parties to an Aircraft Joint Ownership Agreement (the "Ownership Agreement") of even date herewith;

B. The Joint Owners are the registered owners, as tenants in common in the proportions provided for in the Ownership Agreement of the following described aircraft: Manufacturer/Model: Cessna 560XL; Serial No. 560-5597; Registration No. N711LV (herein the "Aircraft");

C. The Joint Owners have agreed, pursuant to the terms of the Ownership Agreement (the "Ownership Agreement") to engage the services of Duncan to manage the Aircraft; and

D. Duncan is desirous of managing the use, maintenance and all other matters pertaining to the Aircraft on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. The following terms as used in this Agreement (including the preamble of this Agreement) shall have the following meaning unless the context clearly indicates otherwise:

(a) "Ownership Percentages" means the undivided interest in the Aircraft.

(b) "Use Amount" means the uses of the Aircraft in an amount consistent with the Joint Owners' Ownership Percentages in each twelve (12) month period, unless otherwise agreed.

(c) "Actual Use Percentage" means the actual use of the Aircraft during the twelve (12) month period ending on October 31, of such year.

2. The Joint Owners hereby engage Duncan, and Duncan hereby agrees, to manage the Aircraft for the benefit of the Joint Owners. Duncan hereby accepts possession of the Aircraft from the Joint Owners for the purposes set forth herein.

3. Duncan hereby agrees to manage, maintain and operate the Aircraft for the benefit of the Joint Owners with all due reasonable care and in accordance with applicable insurance coverage and within the standards and guidelines established by the Federal Aviation Administration (the "FAA") and to comply with all laws, ordinances or regulations relating to the use, operation and maintenance of the Aircraft. Duncan will permit the Aircraft to be used only as contemplated by the manufacturer thereof as specified in the owner's manual and other technical materials regarding the Aircraft provided by the manufacturer.

4. Throughout the term of this Agreement, Duncan will, as directed by the Joint Owners, (a) inspect, maintain, service, repair, overhaul and test the Aircraft by duly competent personnel, in accordance with FAA approved maintenance and preventive repair programs

therefore, as required to keep the Aircraft airworthy and in good operating condition; (b) maintain all records, logs and other materials required by the FAA to be maintained in respect of the Aircraft and make the same available for the Joint Owners' inspection; and (c) comply with all laws of every jurisdiction in which the Aircraft may be operated and with all rules of the FAA and any other governmental body exercising jurisdiction over the Aircraft, and shall maintain the Aircraft in proper condition for operation under such laws and rules including, without limitation, all manufacturer's recommended maintenance.

5. (a) Each Joint Owner agrees to operate the Aircraft with professionally qualified pilots who are familiar with and licensed to operate the Aircraft and who shall meet and maintain the insurance requirements of any insurance policy covering the Aircraft. Each Joint Owner will furnish to Duncan, the names of such pilots it intends to utilize in connection with the operation of the Aircraft. The names of the currently available qualified pilots which each Joint Owner intends to use shall be attached hereto from time to time as **Exhibit A**. Notwithstanding the employment of any pilot by Duncan, and subject to the provisions of Section 14 of this Agreement pertaining to operational control, each member of the flight crew utilized for flights by a Joint Owner shall be subject to the direction of the Joint Owner.

(b) The Joint Owners hereby direct Duncan, and Duncan hereby agrees, to make all necessary take-off, flight and landing arrangements for flights operated by the Joint Owners. Duncan will pay for and bill the Joint Owner on whose behalf the flight is conducted, and such Joint Owner shall be liable for and agrees to pay for, all flight operating expenses relating to such flight, including but not limited to fuel, travel and lodging expenses for the flight crew, hangar and tie-down costs, landing fees, in-flight food and beverages. Fuel purchased at a Duncan facility shall be charged at 80% of Duncan's then current standard fuel rate. The Joint Owners shall, at reasonable times, have the right to inspect Duncan's records with respect to the Aircraft (including, without limitation, all maintenance records).

6. At the direction of the Joint Owners, Duncan shall provide suitable hangar facilities for the Aircraft at the Lincoln, Nebraska Municipal Airport.

7. (a) The Joint Owners hereby direct, and Duncan hereby agrees to arrange for, obtain and keep in force during the term of this Agreement, the following insurance coverages with insurers of recognized reputation, responsibility and having at least an A.M. Best rating of "A-" or better:

(1) aircraft physical damage insurance with no deductible with respect to the Aircraft, against loss, theft or damage, extended coverage with respect to any engines or parts while removed from the Aircraft, for not less than the current fair market value of the Aircraft naming the Joint Owners as named insureds and as loss payees with losses payable as their respective interests may appear in the event of an actual or constructive total loss.

(2) passenger and third party liability insurance for the Aircraft in an amount not less than One Hundred Million Dollars ($100,000,000.00) combined single limit liability coverage and shall cause each Joint Owners to be named insureds thereunder.

(b) Copies of such policies and certificates of insurance shall be furnished to the Joint Owners upon execution of this Agreement, and upon request thereafter. Such insurance shall be maintained by Duncan in full force and effect throughout the term hereof and the insurer shall provide each Joint Owner with thirty (30) days advance written notice of cancellation or material alteration.

8. At the direction of the Joint Owners, Duncan will provide assistance to and consult with Joint Owners in all matters regarding the Aircraft including, but not limited to:

FAA and manufacturer's correspondence and directives;

Enforcement of warranty claims;

Enforcement, litigation and settlement of insurance matters; and

Parts replacement, services and maintenance arrangements.

9. As compensation for the services to be provided by Duncan hereunder, the Joint Owners hereby agree to pay a monthly management fee to Duncan in the amount of $23,052.00 per month commencing on June 25, 2013 (herein the "Monthly Management Fee"). The Monthly Management Fee shall be Duncan's full compensation for the salaries, benefits and payroll taxes of the pilots of the Aircraft, the cost of providing hull and liability insurance on the Aircraft, navigation and weather services, hangar rent and for providing management and scheduling services hereunder. The Joint Owners' pro-rata portion of the Monthly Management Fee shall be due and payable to Duncan in advance not later than the 10th day of each month during the term of this Agreement. The Monthly Management Fee is subject to adjustment by mutual agreement of the parties hereto to reflect the then current cost of providing the services covered thereby.

10. The Joint Owners shall have the right to direct maintenance to such maintenance duly licensed and qualified facilities as they deem appropriate. When Duncan provides maintenance with respect to the Aircraft, each Joint Owner hereby agrees to pay Duncan such Joint Owner's pro-rata portion of the cost of maintaining and repairing the Aircraft and its components. It is agreed and understood that the proportion of the total monthly fixed costs initially paid by each Joint Owner is based on the Joint Owner's respective Ownership Percentages. If any Joint Owner uses the Aircraft in excess of its annual Use Amount, as soon as practical after each year during the term hereof, commencing November 1, 2013, the Joint Owners will determine the percentage of each Joint Owner's actual use of the Aircraft during the twelve (12) month period ending on October 31 of such year (provided, for 2013 the Measurement Period shall be from the Effective Date through October 31, 2013) (the "Actual Use Percentage"). If the Actual Use Percentages are different than the Ownership Percentages, the amount of the total fixed cost payments made during such twelve (12) month period will be adjusted among the Joint Owners on the basis of Actual Use Percentages.

11. At the direction of the Joint Owners, Duncan will schedule use of the Aircraft among the Joint Owners in accordance with the following criteria:

(a) Use will be scheduled on a "first-come, first served" basis, subject, however, to the provisions of subsection (d) of this Section 11.

(b) Each Joint Owner will be entitled to use the Aircraft for the following number of flight hours (the "Allocated Flight Hours") during each twelve-month period commencing with the date of this Agreement:

Nelnet - 260 hours
UFS – 140 hours

(c) Allocated Flight Hours not utilized during any twelve-month period may not be carried over to subsequent periods.

(d) A Joint Owner's use of the Aircraft will be deemed to commence at the time the Aircraft takes off and will terminate when the Aircraft lands at the destination Airport unless the Joint Owner requires the Aircraft to lay-over, in which case use of the Aircraft will terminate when the Joint Owner releases the Aircraft. In addition, one-tenth (1/10) of an hour shall be added to each take-off and landing to account for taxi time. Each such hour of use of the Aircraft (including such one-tenth (1/10) hour for each take-off and landing) and rounded to the nearest one-tenth (1/10) of an hour is referred to herein as a "Flight Hour". Flight Hours for one-way trips shall include, as applicable, the time required to position the Aircraft from Lincoln, Nebraska to the point of origin or to return the Aircraft to Lincoln, Nebraska from the point of destination. Notwithstanding the foregoing, each Joint Owner agrees that each day it uses the Aircraft (including lay-over days) shall be deemed to be a minimum of one and one-half (1.5) Flight Hours.

(e) Subject to the Aircraft's availability for use by another Joint Owner for such Joint Owner's Allocated Flight Hours, a Joint Owner may make reasonable use of the Aircraft for more than the Joint Owner's annual Allocated Flight Hours. For purposes of calculating the Joint Owner's proportion of the Aircraft's airframe and maintenance expenses in accordance with the terms of this Agreement, each Flight Hour, or portion thereof, in excess of the Joint Owner's Allocated Flight Hours during any year shall be allocated to such Joint Owner.

12. This Agreement is effective as of the date first written above and will continue in effect until cancelled by Duncan or by the Joint Owners holding a majority of the Ownership Percentages upon not less than thirty (30) days prior written notice.

13. The Joint Owners acknowledge and agree that Duncan shall have no liability for delay or failure pursuant to this Agreement when such failure is caused by government regulation or authority, war, civil commotion, strikes or labor disputes, weather condition, Acts of God or as the result of maintenance or repair activities.

14. The Joint Owners and Duncan further agree that when, in the sole discretion of the Joint Owner, Duncan or the pilots of the Aircraft, safety may be compromised, the Joint Owner, Duncan or the pilots may terminate a flight, refuse to commence a flight, and take other action necessitated by such safety considerations without liability for loss, injury, damage or delay.

15. The Joint Owners acknowledge and agree that it is their responsibility to ensure that operations of the Aircraft conducted on behalf of the Joint Owners are not subject to the provisions of Part 135 of the Federal Aviation Regulations. Each Joint Owner severally agrees that it will indemnify, defend and hold Duncan harmless from any liability, cost or expense, including cost of defense, arising out of fines, penalties or other administrative sanctions imposed on or threatened or assessed against Duncan as a result of the failure of such Joint Owner to comply with this obligation.

16. <u>MISCELLANEOUS</u>.

16.1 Any notice to a party required or given hereunder shall be deemed given when placed in first class mail with the proper postage and addressed to the party at the address first appearing above, or to such other address as the party shall have previously designated in writing.

16.2 The parties agree that no representation, statement, amendment or agreement other that as set forth herein shall be binding upon either of the parties unless in writing, signed by each party and expressly modifying this Agreement.

16.3 If any provision of this Agreement is held to be invalid, the remaining portions hereof shall, insofar as possible, remain in full force and effect.

16.4 This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors in interest.

16.5 This Agreement constitutes the complete understanding and agreement of the parties with respect to the matters covered herein and supersedes any and all prior understandings and agreements.

16.6 This Agreement may be executed in any number of counterparts, all of which shall be construed together and shall constitute one agreement.

16.7 The Joint Owners will be responsible for, and shall indemnify and hold Duncan harmless from liability for, any and all excise, sales, and other taxes (except taxes based on Duncan's income), license fees and any other fees or assessments arising from their ownership or use of the Aircraft (including interest and penalties).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Duncan Aviation, Inc.
("Duncan")

By: [signature]
Thomas B. Fischer
Title: Vice President & General Counsel

Address: 3701 Aviation Road
Lincoln, NE 68524

National Education Loan Network, Inc.
("Joint Owner")

By: [signature]

Title: General Counsel and Secretary

Address: 121 S 13th St
Lincoln, NE 68508

Union Financial Services, Inc.
("Joint Owner")

By: [signature]

Title: AVP

Address: 121. South 13th St
Lincoln NE 68508

EXHIBIT A

QUALIFED PILOT SCHEDULE
August 1, 2013

Duncan Aviation Flight Department Pilot Staff Qualified to act as PIC and or SIC in the Citation C-650 (VI) N711LT and or the Citation 560XL (XLS) N711LV

Larry Bartlett
John Edson
Lou Gray
Ben Hilton
Jon Kroesche
Craig Rathjen
Mark Schindler
Marc Shoemaker
Lyle Stohlmann
Paul Wiles